SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: July 27, 2001

(Date of earliest event reported)

drkoop.com, Inc.

(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-26275 (Commission File No.)	95-4697615 (I.R.S. Employer Identification No.)

225 Arizona Avenue, Suite 250
Santa Monica, CA 90401
(Address of Principal executive offices, including zip code)

(310) 395-5700
(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

We are providing the following disclosures with respect to recent developments at drkoop.com, Inc.:

Acquisition of IVonyx Group Services. As we have previously reported, we have entered into an agreement to acquire substantially all of the operating assets of IVonyx Group Services, Inc., a provider of home infusion therapy services which is expected to be consummated in the third quarter of 2001. IVonyx’s business is much larger than ours. We have been advised by IVonyx, that IVonyx had revenues of approximately $28.5 million and net income of approximately $1.0 million in fiscal year 2000 as compared with our revenue of approximately $10.6 million and net loss of approximately $121.2 million during the same period. Recently, we reached an agreement to amend the original terms of our agreement with IVonyx, thereby restructuring the amount of consideration payable to IVonyx in connection with the acquisition of IVonyx’s assets. Under this arrangement, at the closing, we will pay IVonyx $2.0 million in cash and 5,000,000 shares of our common stock. In addition, we may be required to make one of the following additional earnout payments to IVonyx as part of the consideration in this acquisition:

•	if net income for the first 12 month period following the closing for the IVonyx business exceeds $2.0 million but is less than $3.0 million, we will be obligated to pay IVonyx an additional $666,667 plus 33% of the incremental net income above $2 million;

•	if net income for the first 12 month period following the closing for the IVonyx business exceeds $3.0 million but is less than $5.0 million, we will be obligated to pay IVonyx an additional $2.0 million and 2.5 million shares of our common stock; or

•	if net income for the first 12 month period following the closing for the IVonyx business exceeds $5.0 million, we will be obligated to pay IVonyx an additional $2.0 million and 7.5 million shares of our common stock.

In addition, we now anticipate that the stock component of the consideration to be paid in the transaction will be structured as a private placement of our common stock exempt from the registration requirements of the Securities Act. We expect to grant piggyback registration rights with respect to shares of our common stock issued in the transaction. The transaction is subject to numerous closing conditions and we cannot assure you that it will be consummated. Because our common stock is no longer listed on the Nasdaq National Market, we are not required to seek approval of our stockholders for the transaction and, consequently, we expect to waive obtaining approval of the transaction by our stockholders as a condition to our obligation to consummate the transaction. Either party can terminate the transaction if it has not been consummated prior to August 11, 2001. If the transaction is consummated, we anticipate that Peter Molloy, the Chief Executive Officer of IVonyx, will replace Edward Cespedes as President of drkoop.com, that Mr. Cespedes will become Vice Chairman of our Board of Directors and that Albert Henry, the Chairman of IVonyx, and one additional designee of IVonyx will join our Board of Directors.

We expect to enter into a working capital credit facility in connection with or following consummation of the IVonyx transaction, and we have entered into an agreement with Commonwealth Associates, L.P., whereby we engaged Commonwealth as our exclusive financial advisor with respect to our efforts to obtain a senior secured loan and/or subordinated loan. In consideration of such services, we have agreed to pay Commonwealth (i) a cash fee of $100,000 upon the execution of a senior secured definitive loan document and (ii) a cash fee of $100,000 upon the execution of a subordinated definitive loan document.

License Agreement with Gemini Pharmaceuticals. We have entered into an exclusive license agreement with Gemini Pharmaceuticals, a private label manufacturer of over the counter drugs, dietary supplements, herbs and nutritional products. Under the agreement, Gemini has agreed to manufacture, market and distribute a private label line of drkoop branded nutritional products and formulations to certain distribution and retail entities located in the United States. We presently expect the first products to be launched in the fourth quarter of 2001. Gemini has agreed to bear a substantial portion of the research and development, manufacturing, and distribution responsibilities and costs of the drkoop branded products and will also bear all initial costs for manufacturing. In consideration of the services to be performed by Gemini under the agreement, we have agreed to pay Gemini $250,000 and to issue Gemini warrants to purchase 220,000 shares of our common stock at a strike price of $0.35 per share. In exchange, Gemini is required to pay us a monthly royalty to be mutually agreed upon on a per product basis based on net sales revenues generated by Gemini in connection with the agreement. Although we have agreed in principle to the general parameters of our arrangement with Gemini and have discussed the parameters of royalty payments to be paid to us, the pricing terms for specific products have not yet been agreed upon and will be determined on a case by case basis. We cannot assure you that we will be able to agree on specific pricing terms with Gemini.

Litigation. We and certain of our prior officers and directors and one of our current directors (the “drkoop defendants”) are included as defendants in a class action lawsuit in the United States District Court for the Southern District of New York captioned Gertsberg vs. drkoop et al. that also names two underwriters of our initial public offering as defendants. The lawsuit, which was filed on July 11, 2001, has been brought on behalf of a purported class of purchasers of our common stock between June 8, 1999 and December 6, 2000. The central allegation in the complaint is that the underwriters solicited and received undisclosed and excessive commissions from certain investors. The complaint also alleges that the drkoop defendants violated federal securities laws by failing to disclose in the IPO prospectus that the underwriters had engaged in these allegedly undisclosed arrangements. Similar lawsuits have been filed with respect to a large number of companies which completed their initial public offerings in 1999 and 2000. We believe that the claims alleged in the lawsuit are primarily directed at the underwriters of our initial public offering and, as they relate to us, are without merit. We intend to defend the lawsuit vigorously.

We are a defendant in a lawsuit in the Superior Court for the State of California of the County of Los Angeles, West District captioned Transamerica Business Credit Corporation vs. drkoop.com, Inc. The lawsuit, which was filed on July 3, 2001, alleges that we wrongfully took possession of certain leased equipment owned by Transamerica and seeks monetary damages in excess of $1.75 million and return of the equipment.

As we have previously reported, our company counsel has received letters from a representative of a regional office of the United States Securities and Exchange Commission (the “SEC”) stating that the SEC is investigating the events and circumstances surrounding the allegations in a consolidated class action lawsuit (the “Consolidated Action”) in the United States District Court for the Western District of Texas captioned In re drkoop.com, Inc. Securities Litigation, and asking that we voluntarily provide the SEC with information regarding such events and circumstances. The SEC letter states that the SEC's request for information should not be construed as an indication by the SEC that any violation of the federal securities laws has occurred. The investigation described in the letter was commenced by order of the SEC dated August 16, 2000. We have responded to the letters. In June 2001, the SEC began taking deposition testimony from various individuals whom the SEC believes have personal knowledge of the events under investigation. We are voluntarily cooperating with the SEC with regard to these depositions. Please see the Form 10-Q for the quarter ended March 31, 2001 and the Form 8-K filed on July 9, 2001 for more information regarding the Consolidated Action.

Certain financial information as of June 30, 2001. We believe we had cash and cash equivalents of approximately $4.3 million as of June 30, 2001. However, we have not closed our books for the quarter ended June 30, 2001 or discussed the activities for the quarter with our independent auditors. Accordingly, the financial information provided above is preliminary and subject to revision. These revisions could be material.

Some of the information provided above constitutes forward-looking statements which are subject to the safe-harbor provisions of the federal securities laws. In particular, the IVonyx transaction may not be consummated in the third quarter of 2001 or at all, the final terms of the transaction may differ from those described above, we may be unable to reach agreement on per-product pricing terms with Gemini consumer and we may encounter other difficulties in connection with the launch of drkoop branded consumer products which could delay or prevent us from launching such products. These forward-looking statements are based on our current expectations and are subject to material risks and uncertainties. Actual results could differ materially from these forward-looking statements depending on changes in external competitive market factors, capital market conditions, the effectiveness of our marketing and promotion strategies or our ability to execute our business strategy. These matters and other business risks to which drkoop.com is subject are discussed in our periodic reports and registration statements filed from time to time with the Securities and Exchange Commission. In particular, investors are urged to review carefully the information under the caption “Risk Factors” in the Form 10-K for the year ended December 31, 2000 and the Form 10-Q for the quarter ended March 31, 2001 and the other information contained in those reports. The Forms 10-K and 10-Q may be obtained by accessing the database maintained by the Securities and Exchange Commission at www.sec.gov or by contacting drkoop.com, Inc. at the address or telephone number on the cover of this report. We undertake no responsibility to update any of these forward-looking statements.

ITEM 7.	Financial Statements and Exhibits

(c)	Exhibits.

10.97	License Agreement, by and between Gemini Pharmaceuticals and drkoop.com, Inc., dated as of June 21, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

drkoop.com, Inc.

Date: July 27, 2001	By	/s/ EDWARD A. CESPEDES

		Name:	Edward A. Cespedes
		Title:	President

EXHIBIT INDEX

Exhibit No.	Description

10.97	License Agreement, by and between Gemini Pharmaceuticals and drkoop.com, Inc., dated as of June 21, 2001.